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                                                                   Exhibit 23(a)


                          INDEPENDENT AUDITORS' CONSENT


    We consent to the use in the Registration Statement on Form S-2 of Sun Life Insurance and Annuity Company of New York of our report dated February 2, 1996 accompanying the financial statements of Sun Life (N.Y.) Variable Account C and to the use of our report dated February 7, 1996 accompanying the financial statements of Sun Life Insurance and Annuity Company of New York appearing in the Prospectus, which is a part of such Registration Statement, and to the incorporation by reference of our reports dated February 7, 1996 appearing in the Annual Report on Form 10-K of Sun Life Insurance and Annuity Company of New York for the year ended December 31, 1995.

    We also consent to the references to us under the heading "Accountants" in such Prospectus.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 30, 1996